Exhibit 99

FOR IMMEDIATE RELEASE

For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.
	Julie Hughes	Robert Lentz
	(614) 236-3840	(614) 876-1900

AIRNET SYSTEMS, INC. ANNOUNCES

FIRST QUARTER RESULTS

COLUMBUS, Ohio (May 7, 2003) AirNet Systems, Inc. (NYSE: ANS) today announced results for the three months ended March 31, 2003.  Net revenues increased 6.5% to $37.8 million for first quarter 2003 from $35.5 million in the first quarter last year.  The revenue improvement was led by Express services, which rose 15.8% to $11.2 million for the first quarter.  Aviation services and Bank services revenues improved $0.6 million and $0.1 million, respectively, compared to first quarter 2002.

Net income was $0.3 million, or $0.03 per diluted share, for the three months ended March 31, 2003 versus a net loss of $0.7 million, or $(0.07) per diluted share, for the same period last year.  In 2002, AirNet recorded a $1.9 million non-cash after-tax charge, or $0.18 per diluted share, in accordance with the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”).  Under the transition provisions of SFAS 142, this non-cash charge was accounted for as a cumulative effect of the accounting change and was effective January 1, 2002.

Joe Biggerstaff, chairman, president and chief executive officer, commented, “The first quarter results benefited from revenue growth in each of our businesses; however, our expenses were above the prior year, partially due to maintenance costs related to harsher winter weather conditions, organizational changes, health insurance claims and the continued investment in our Express and Charter businesses.  We continue to balance efforts to retain current business in Bank services with growth opportunities in Express and Aviation services as well as the addition of new Proof of Delivery routes and other transportation services for our bank customers.  Resource allocation issues are being carefully evaluated, as we remain focused on reducing operational and administrative costs, aggressively improving productivity, and pursuing profitable, value-creating opportunities.”

Mr. Biggerstaff continued, “We began to implement a new pricing strategy for Bank services during first quarter 2003.   It addresses volume and profitability issues, and also offers increased shipment flexibility and incentives for our customers.  Initial acceptance has been very favorable, especially by some of our largest bank customers.  This is a comprehensive response to the volatile banking environment and will help us safeguard our market position through measures including longer-term contracts.  During the quarter, we also addressed the long-term strategy for our newest business, private passenger charter. We have begun executing the business plan and will continue to push the growth of this initiative.”

Mr. Biggerstaff added, “As previously reported, investments continue to be made in sales and marketing to accelerate our growth, especially for the Express and Aviation services businesses.  These efforts will help to further diversify our revenues, while also improving utilization of our airline.  Larry Glasscock joined us in February 2003 as senior vice president, Express services.  He has extensive experience with integrated air and ground transportation companies and is initially focused on streamlining AirNet’s processes and improving our time to market.  We will simplify AirNet’s marketing message, placing an emphasis on customers seeking deliveries in 12 hours or less and in the coming months we will expand our sales force to drive growth in key markets.”

First Quarter Results

Bank services revenues rose 0.6% to $24.9 million for first quarter 2003 compared to the same quarter last year.  The results benefited from a 4.6% increase in revenue per shipment, partially due to security and dispatch charges implemented during the past year, as well as the addition of several new Proof of Delivery routes and other transportation services during the past year.  These factors offset a 3.7% decline in the number of shipments versus first quarter 2002, which included elimination of shipments related to the Federal Reserve weekend program that was not renewed in fourth quarter 2002.  The new pricing strategy includes a minimum access charge for bank customers and variable costs per pound.  Management believes this pricing strategy provides benefits to both AirNet and its customers as the Company adapts to changes in the banking industry.  AirNet expects to attract some of the revenues previously removed from its system.

Express services achieved positive comparisons in each of its key product categories during first quarter 2003 versus a year ago.  Express services revenues increased to $11.2 million for the quarter from $9.6 million last year, led by a 23.4% increase in Medical shipment revenues. While AirNet continued to add new customers during the quarter it also experienced a slow down of dedicated charter activities compared to fourth quarter 2002. Express services revenues increased to 29.5% of total revenues for first quarter 2003 from 27.1% for the same period last year.  Shipments on AirNet’s airline were 72.4% of total Express shipments for the first three months of 2003.

Aviation services revenues rose 58.6% to $1.7 million for first quarter 2003 compared with $1.1 million for the same period last year.  Aviation services revenues improved to 4.6% of total revenues for the quarter versus 3.1% a year ago due to solid growth in the Company’s private passenger charter business.  Current industry conditions favor a charter operator that offers high quality, flexible and cost effective passenger charter services.

Total expenses were $36.9 million for first quarter 2003 versus $33.3 million the prior year.    Aircraft fuel expense declined 6.6% to $3.2 million due to the modification of the fuel surcharge program in third quarter 2002 and an improved mix of hours flown by type of aircraft, despite a 4.3% increase in the total number of system hours flown compared to first quarter 2002.

Wages and benefit expenses rose $0.7 million for the quarter compared to the same quarter last year and were impacted by a $0.5 million increase in health care costs, which the Company self-insures, due to higher claims. Additionally, pilot wages to support the growth of the passenger charter initiative and call center staffing expense to support the growth of the Express business were higher than first quarter 2002.  Wages were flat compared to fourth quarter 2002.  Aircraft maintenance expense was $3.4 million or 18.1% higher than the same period last year due to harsh winter weather conditions and increased hours flown compared to the prior year.

Contracted air costs were $4.3 million, or 17.4% above first quarter 2002 due to increases in cargo charter, higher Same Day shipments, and utilizing third-party aircraft for certain routes during first quarter 2003.  Ground courier costs rose 8.3% to $6.4 million for first quarter 2003 compared to a year ago, principally due to the solid increase in Express volume quarter-over-quarter.  Other expenses for first quarter 2003 included a $0.2 million increase in insurance costs, principally for aircraft.  Selling, general and administrative expenses for the quarter included $0.3 million in one-time severance expenses.

Bill Sumser, chief financial officer, stated, “We are proceeding with targeted expense reduction initiatives, including general and administrative expenses, as we also transform the cost structure of our airline.  We remain committed to reducing per shipment ground costs by 10% by year-end 2003.  Key areas of management emphasis include improved utilization of our airline and expanded flexibility of our cost structure to respond quickly to volume and revenue changes.  On a positive note, aircraft fuel expense declined $0.2 million quarter-over-quarter due to the fuel surcharge program despite an increase in flying hours compared to last year.”

Mr. Sumser continued, “We anticipate profitable performance, but difficult earnings comparisons during the next two quarters as we continue to implement plans to achieve strategic changes in our airline routes, cost structure and fleet mix.  These efforts are expected to strengthen our response to significant changes in our markets and enable us to be better positioned to achieve improved long-term performance.”

AirNet Fleet

The Company’s fleet strategy is to have appropriate aircraft to respond to growth and achieve improved operating performance.  The Company operates seven Learjets in its private passenger charter business, which includes 5 that are owned by the Company.

All but one of the Company’s 18 Piper Navajo aircraft have been returned to service following extended downtime as a result of an order issued in August 2002 by the Federal Aviation Administration that grounded certain aircraft in response to incidents by other owners involving the aircraft’s crankshaft.

AirNet Systems, Inc.

AirNet Systems Inc. is a premiere provider of aviation services including time-critical small package delivery and private passenger charter.  AirNet operates AirNet Express, an integrated national air transportation network providing expedited air transportation to banks, medical customers and other time-critical small package shippers in more than 100 cities nationwide.  AirNet is committed to safety, security and customer service — these are the hallmarks of AirNet’s success over the last 28 years.  The AirNet airline operates more than 120 aircraft, including 36 Learjets, located strategically throughout the United States, flying over half a million miles per week.  AirNet’s fleet departs most cities several hours after other major package delivery companies.  To find out more, visit AirNet’s Web site at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements regarding future events and the future financial performance of the Company.  These forward-looking statements include comments on the Company’s future growth and operational strategies.  These statements involve certain risks and uncertainties that may cause the actual events or results to differ materially from those indicated by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, potential regulatory changes by the Federal Aviation Administration or the Federal Reserve; enactment of the Check Clearing Act of the 21st Century, or similar legislation, which could have an effect on AirNet’s cancelled check volumes; potential changes in locally or federally mandated security requirements; acts of war and terrorist activities; adverse weather conditions; the impact of prolonged weakness in the U.S. economy on time-critical shipment volumes; changes in check processing and shipment patterns of bank customers; acceptance of the Company’s time-critical service offerings within targeted Express markets and other risks and uncertainties detailed from time to time in the Company’s periodic reports to the Securities and Exchange Commission.  Please refer to Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AirNet Systems, Inc.

Consolidated Financial Summary

(Unaudited)

	Three Months Ended March 31,
	2003	2002

Financial Data (in thousands, except per share data):
Air transportation revenues:
Bank services	$24,887	$24,752
Express services	11,155	9,629
Aviation services	1,743	1,099
Total net revenues	37,785	35,480

Expenses
Wages and benefits	5,554	4,883
Aircraft fuel	3,219	3,448
Aircraft maintenance	3,381	2,864
Contracted air costs	4,261	3,630
Ground courier	6,415	5,921
Depreciation	4,209	4,353
Other	3,841	3,323
Selling, general and administrative	6,014	4,831
Total expenses	36,894	33,253

Income from operations	891	2,227

Interest expense	405	354
Provision for income taxes	189	730
Income before cumulative effect of accounting change	297	1,143

Cumulative effect of accounting change (Note 2)	—	1,868

Net income (loss)	$297	$(725)

Income per share before cumulative effect of accounting change- Basic and dilutive	$0.03	$0.11

Net income (loss) per share - basic and dilutive	$0.03	$(0.07)

Weighted average shares outstanding
- Basic	10,117	10,131
- Assuming dilution	10,120	10,304

Note 1:          Certain 2002 balances have been reclassified to conform to 2003 presentation.

Note 2:          Represents impaired value of goodwill related to the 1996 acquisition of Mercury Business Services.  In accordance with adoption of SFAS 142, impairment was accounted for as a cumulative effect of a change in accounting principles as of January 1, 2002.

AirNet Systems, Inc.

Consolidated Financial and Operational Summary

(Unaudited)

	March 31, 2003	March 31, 2002
Balance Sheet Data - as of period ended (in thousands):
Current assets	$32,103	$31,115
Net property and equipment	112,275	99,706
Total assets	149,006	138,736

Current liabilities	19,270	11,859
Total debt	40,899	33,002
Shareholders' equity	80,893	80,244

Operational Data:
Bank services:
Shipments	779,994	812,285
Pounds	7,317,832	7,809,257

Express services shipments:
ANX (on the AirNet airline)	40,728	34,125
SDX (on other carriers)	11,868	9,188
Charter	1,568	1,323
Ground	4,185	3,438
Mercury Business Services	117,121	108,883
Other	42	27
Total	175,512	156,984

Express services pounds:
ANX (on the AirNet airline)	784,066	963,726
SDX (on other carriers)	223,944	229,259
Charter	364,115	420,235
Ground	812,523	732,623
Mercury Business Services	457,421	377,871
Other	220	523
Total	2,642,289	2,724,237

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